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                                                                     EXHIBIT 3.1

                  FOURTH RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           DEALERTRACK HOLDINGS, INC.

                                 MARCH 19, 2003

   (PURSUANT TO SECTIONS 242 AND 245 OF THE DELAWARE GENERAL CORPORATION LAW)

      DEALERTRACK HOLDINGS, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

      FIRST: That the present name of the corporation is DealerTrack Holdings, Inc. (hereinafter the "Corporation").

      SECOND: That the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 10, 2001.

      THIRD: That, pursuant to Section 242 of the DGCL, the Board of Directors duly adopted resolutions proposing to amend and restate the Third Restated Certificate of Incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is attached hereto as Annex I.

      FOURTH: The amendment and restatement attached hereto as Annex I was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the DGCL.

      FIFTH: That the amendment and restatement attached hereto as Annex I was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

                                    * * * * *

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      IN WITNESS WHEREOF, this Fourth Restated Certificate of Incorporation has been duly executed by the following officer of the Corporation as of the date first above written.

                                         By: /s/ Mark F. O'Neil
                                             ---------------------------------
                                             Name:  Mark F. O'Neil
                                             Title: Chief Executive Officer &
                                                    President

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                                                                         ANNEX I

      RESOLVED, that the text of the Third Restated Certificate of Incorporation of the Corporation is hereby restated as further amended or changed herein to read as follows:

                                   ARTICLE I

      The name of the corporation is DealerTrack Holdings, Inc. (the "Corporation").

                                   ARTICLE II

      The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation's registered agent at such address is The Corporations Trust Company.

                                  ARTICLE III

      The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("DGCL").

                                   ARTICLE IV

      The total number of shares of all classes of stock which the Corporation shall have authority to issue is 51,185,000 shares, consisting of (a) 30,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), (b) 21,185,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), (i) 2,000,000 of which are designated Convertible Series A Participating Preferred Stock (the "Series A Preferred Stock"), (ii) 625,000 of which are designated Convertible Series A-1 Participating Preferred Stock (the "Series A-1 Preferred Stock"), (iii) 4,450,000 of which are designated Convertible Series A-2 Preferred Stock (the "Series A-2 Preferred Stock"), (iv) 3,625,000 of which are designated Convertible Series B Participating Preferred Stock (the "Series B Preferred Stock"), (v) 625,000 of which are designated Convertible Series B-1 Participating Preferred Stock (the "Series B-1 Preferred Stock"), (vi) 6,000,000 of which are designated Convertible Series C Preferred Stock (the "Series C Preferred Stock"), (vii) 2,125,000 of which are designated Convertible Series C-1 Preferred Stock (the "Series C-1 Preferred Stock"),
(viii) 250,000 of which are designated Convertible Series C-2 Preferred Stock (the "Series C-2 Preferred Stock") and (ix) 1,485,000 of which are designated Convertible Series C-3 Preferred Stock (the "Series C-3 Preferred Stock," and together with the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock and the Series C-2 Preferred Stock, the "Designated Preferred Stock").

      Immediately upon the effectiveness of this Fourth Restated Certificate of Incorporation, (A) each eight (8) issued and outstanding shares of Common Stock shall, without further action by the Corporation or the holder thereof, be combined, reclassified, and changed into one (1) share of Common Stock, (B) each eight (8) issued and outstanding shares of Series A Preferred

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Stock shall, without further action by the Corporation or the holder thereof, be combined, reclassified, and changed into one (1) share of Series A Preferred Stock, (C) each eight (8) issued and outstanding shares of Series A-1 Preferred Stock shall, without further action by the Corporation or the holder thereof, be combined, reclassified, and changed into one (1) share of Series A-1 Preferred Stock, (D) each eight (8) issued and outstanding shares of Series B Preferred Stock shall, without further action by the Corporation or the holder thereof, be combined, reclassified, and changed into one (1) share of Series B Preferred Stock, (E) each eight (8) issued and outstanding shares of Series B-1 Preferred Stock shall, without further action by the Corporation or the holder thereof, be combined, reclassified, and changed into one (1) share of Series B-1 Preferred Stock, (F) each eight (8) issued and outstanding shares of Series C Preferred Stock shall, without further action by the Corporation or the holder thereof, be combined, reclassified, and changed into one (1) share of Series C Preferred Stock, (G) each eight (8) issued and outstanding shares of Series C-1 Preferred Stock shall, without further action by the Corporation or the holder thereof, be combined, reclassified, and changed into one (1) share of Series C-1 Preferred Stock, and (H) each eight (8) issued and outstanding shares of Series C-2 Preferred Stock shall, without further action by the Corporation or the holder thereof, be combined, reclassified, and changed into one (1) share of Series C-2 Preferred Stock; provided, however, that in lieu of any fractional interests in shares of Preferred Stock or Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such stockholder), such stockholder shall be entitled to receive a cash payment equal to the amount determined by the Board of Directors to be the fair value of such a share multiplied by such fraction.

      The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the Preferred Stock and the Common Stock are as follows:

            4.1 DESIGNATED PREFERRED STOCK.

            (a) DIVIDENDS.

                  (i) Subject to Section 4.1(a)(v):

                        (A) Each share of Designated Preferred Stock (other than
            the Series A-2 Preferred Stock and the Series C-3 Preferred Stock) shall be entitled to its Designated Preferred Dividends.

                        (B) Designated Preferred Dividends shall be payable upon
            (i) a Liquidity Event in accordance with Section 4.1(b) and/or (ii) when actually converted into Common Stock pursuant to Section 4.1(d), as applicable.

                  (ii) In addition to the foregoing, but subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of the Designated Preferred Stock shall participate in any and all dividend payments on the Common Stock when, as and if such dividends are paid with respect to the Common Stock (treating each share of Designated Preferred Stock as being equal

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            to the number of shares of Common Stock (including fractions of a share) into which each such share is then convertible).

                  (iii) No dividends shall be declared or paid on any shares of
            Common Stock unless and until (A) all accrued and unpaid dividends declared but unpaid on the Designated Preferred Stock have been paid and (B) a like dividend has been declared and paid on the Designated Preferred Stock. No dividends shall be declared or paid on any shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock or any other share of Preferred Stock (other than the Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock) unless and until all accrued and unpaid dividends declared but unpaid on the Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock have been paid.

                  (iv) All dividends declared upon a class or series of capital stock shall be declared pro rata per share. Dividends shall be cumulative.

                  (v) Notwithstanding anything to the contrary contained herein, no share of Designated Preferred Stock (including, without limitation, the Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock) shall be entitled to receive any Designated Preferred Dividends, until the occurrence of a Qualified Public Offering or a Liquidity Event in which each share of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock then-outstanding, if any, receives cash and/or freely-tradeable, liquid securities listed on a U.S. national exchange or quotation system (including, without limitation, shares of Common Stock issuable upon the automatic conversion of Designated Preferred Stock into Common Stock upon a Qualified Public Offering pursuant to Section 4.1(d)(ii) hereof, which shares of Common Stock shall be (i) considered for purposes of this Section 4.1(a)(v) only, freely-tradeable, liquid securities listed on a U.S. national exchange or quotation system regardless of any applicable transfer restrictions then in effect and (ii) valued at the offering price of Common Stock in the Qualified Public Offering), having an aggregate fair market value of at least $14.1504 per share (as adjusted for stock dividends, stock splits and the like other than the reverse stock split effected hereby) (a "Trigger Event").

            (b) LIQUIDITY EVENT. Subject to Section 4.1(a)(v):

                  (i) Upon the occurrence of a Liquidity Event, the holders of the Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock shall first be entitled, before any distribution or payment is made upon any shares of Common Stock, the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock or any other capital stock of the Corporation ranking on liquidation junior to the Series C Preferred Stock, the Series C-1

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            Preferred Stock, the Series C-2 Preferred Stock and the Series C-3
            Preferred Stock in the case of each share of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock, to an amount equal to the Standard Liquidation Preference (such amount payable with respect to all shares of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock being sometimes referred to collectively as the "Series C Liquidation Preference Payments"). If upon a Liquidity Event, the assets to be distributed among the holders of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock shall be insufficient to permit payment in full of the Series C Liquidation Preference Payments to the holders of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock in proportion to the Series C Liquidation Preference Payments which would otherwise be payable to such holders.

                  (ii) Upon the occurrence of a Liquidity Event and after the payments pursuant to Section 4.1(b)(i) above shall have been made in full, the holders of Series B Preferred Stock and Series B-1 Preferred Stock shall first be entitled, before any distribution or payment is made upon any shares of Common Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock or any other capital stock of the Corporation ranking on liquidation junior to the Series B Preferred Stock and Series B-1 Preferred Stock in the case of each share of Series B Preferred Stock and Series B-1 Preferred Stock, to an amount equal to either (A) the Standard Liquidation Preference or (B) the Alternative Liquidation Preference. The holders of Series B Preferred Stock and Series B-1 Preferred Stock shall receive the Standard Liquidation Preference unless the sum of the Alternative Liquidation Preference plus any amounts to which such holders would be entitled under Section 4.1(b)(iv) would be greater than the Standard Liquidation Preference. The Standard Liquidation Preference or the Alternative Liquidation Preference, as applicable, payable with respect to all shares of Series B Preferred Stock and Series B- 1 Preferred Stock is sometimes referred to collectively as the "Series B Liquidation Preference Payments". If upon a Liquidity Event and following all payments required by Section 4.1(b)(i) above, the assets to be distributed among the holders of Series B Preferred Stock and Series B-1 Preferred Stock shall be insufficient to permit payment in full of the Series B Liquidation Preference Payments to the holders of Series B Preferred Stock and Series B-1 Preferred Stock , then the entire remaining assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series B Preferred Stock and Series B-1 Preferred Stock in proportion to the Series B Liquidation Preference Payments which would otherwise be payable to such holders.

                  (iii) Upon the occurrence of a Liquidity Event and after the payments pursuant to Section 4.1(b)(i) and (ii) above shall have been made in full, the holders of the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be entitled before any distribution or payment is made

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            upon any shares of Common Stock or any other capital stock of the
            Corporation ranking on liquidation junior to the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock in the case of each share of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, an amount equal to either (A) the Standard Liquidation Preference or (B) the Alternative Liquidation Preference. The holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock shall receive the Standard Liquidation Preference unless the sum of the Alternative Liquidation Preference plus any amounts to which such holders would be entitled under Section 4.1(b)(iv) would be greater than the Standard Liquidation Preference. The Standard Liquidation Preference or Alternative Liquidation Preference, as applicable, payable with respect to all shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock is sometimes referred to collectively as the "Series A Liquidation Preference Payments" and, collectively with the Series B Liquidation Preference Payments and the Series C Liquidation Preference Payments, the "Liquidation Preference Payments"). If upon a Liquidity Event and following all payments required by Section 4.1(b)(i) and (ii) above, the assets to be distributed among the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be insufficient to permit payment in full of the Series A Liquidation Preference Payments to the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, then the entire remaining assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock in proportion to the Series A Liquidation Preference Payments which would otherwise be payable to such holders.

                  (iv) After payment of the aggregate Liquidation Preference
            Payments pursuant to Sections 4.1(b)(i), (ii) and (iii) above shall have been made in full, the remaining assets of the Corporation available for distribution shall be distributed ratably among only those holders of Designated Preferred Stock who received payment of the Alternative Liquidation Preference pursuant to clauses (ii) and/or (iii) above (on an as-converted basis pursuant to Section 4.1
            (d)) and the holders of Common Stock.

                  (v) Written notice of such Liquidity Event, stating a payment date, the amount of the Liquidation Preference Payments and the place where said Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of the Designated Preferred Stock. Such notice shall be addressed to each such holder at its address as shown by the records of the Corporation.

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            (c) VOTING RIGHTS.

                  (i) In addition to the rights provided by applicable law, this
            Fourth Restated Certificate of Incorporation (this "Restated Certificate"), the Stockholders' Agreement or in the By-Laws, each share of Designated Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of shares of Common Stock as is determined by dividing (A) the Voting Cost by (B) the Conversion Price, determined as hereinafter provided, at the record date for the determination of stockholders entitled to vote or, if no record date is established, at the date such vote is taken. Except as provided in Section 4.1(c)(ii) below, the holders of Designated Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class on all such matters.

                  (ii) Without the affirmative consent or approval of the
            Requisite Designated Preferred Stockholders, voting separately as a class, the Corporation shall not, and the Corporation shall not approve or cause any Subsidiary to take any action which would, as applicable:

                        (A) approve or authorize the payment, or the setting
            aside for payment, of any dividend or other distribution upon (1) shares of Common Stock or any other security of the Corporation junior or pari passu in liquidation or dividend preference to the Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock, and (2) shares of the capital stock of any Subsidiary (other than any such dividends or distributions payable solely to the Corporation);

                        (B) in any manner transfer (solely with respect to the
            Corporation's ownership of the capital stock of a Subsidiary), authorize, create, designate, issue or sell (by reclassification or otherwise) any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or any agreement, instrument or contractual right, whether or not vested or immediately exercisable (including but not limited to phantom stock or stock appreciation rights) which (1) represents an interest in the Corporation, which entitles the holder thereof to receive capital stock or a return on such interest similar to capital stock or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon a Liquidity Event, is pari passu with or is senior to any authorized and outstanding series of Designated Preferred Stock or which in any manner adversely affects the holders of any series of Designated Preferred Stock or (2) represents an interest in a Subsidiary of the Corporation; provided, however, that such affirmative consent or approval of the Requisite Designated Preferred

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            Stockholders is not necessary with respect to (1) the grant of stock options with respect to Common Stock (the issuance of which was approved by the Board) pursuant to the Stock Option Plan to officers, directors, employees, and /or consultants of the Corporation or its Subsidiaries or (2) the issuance of up to 1,632,625 shares (as adjusted for stock dividends, stock splits and the like other than the reverse stock split effected hereby) of Common Stock issuable upon the exercise of such stock options granted pursuant to the Stock Option Plan;

                        (C) approve or authorize the redemption or repurchase of
            any shares of Common Stock or Preferred Stock of the Corporation or the securities of any Subsidiary, other than (1) pursuant to agreements with directors, employees or consultants of the Corporation or Subsidiary, as the case may be, under which the Corporation or a Subsidiary has the option to repurchase such shares upon termination of employment or service and (2) pursuant to rights of first refusal set forth in the Stockholders' Agreement;

                        (D) in any manner alter or change the terms, rights,
            designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, (1) of one or more series of Designated Preferred Stock, in a manner adverse to the holders thereof, or (2) of the capital stock of any Subsidiary;

                        (E) increase or decrease the authorized number of shares
            of (1) Common Stock, (2) Preferred Stock, (3) Common Stock reserved for issuance pursuant to the Stock Option Plan or (4) capital stock of any Subsidiary;

                        (F) take any action to cause any amendment, alteration
            or repeal of any of the provisions of the (1) Restated Certificate or the By-Laws, if such amendment, alteration or repeal would materially and adversely affect one or more series of Designated Preferred Stock or the holders thereof in their capacity as such, or
            (2) the certificate of incorporation or by-laws of any Subsidiary;

                        (G) cause a Liquidity Event with respect to the
            Corporation or any Subsidiaries (as such term is applied mutatis mutandis to the Subsidiaries);

                        (H) increase or decrease the size of the Board or alter
            the mechanism for selecting the members of the Board of the Corporation or of any Subsidiary (in each case, as set forth in the Stockholders' Agreement);

                        (I) issue any shares of Common Stock (whether upon the
            exercise of stock options, pursuant to stock purchase agreements or otherwise) to officers, directors, employees or consultants of the Corporation or its Subsidiaries at an effective price per share of less than $2.80 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby) considering all cash and the cash value of all non-cash consideration payable for any such shares;

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                        (J) effect the registration under the Securities Act of
            any class of securities of any Subsidiary of the Corporation;

                        (K) create a new Subsidiary or take any action through a
            Subsidiary that would otherwise require approval pursuant to the foregoing;

                        (L) create or suffer to exist any indebtedness for
            borrowed money in excess of $1,000,000, individually to a single lender, or $10,000,000, in the aggregate to all lenders, except for borrowings in the ordinary course of business including, but not limited to, capital leases and vendor financing arrangements; or

                        (M) enter into an agreement to do any of the foregoing.

                  (iii) Without the affirmative consent or approval of the
            holders of a majority of the Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock (together, the "Designated Series C Preferred Stock"), voting together as one (1) class, the Corporation shall not, and the Corporation shall not approve or cause any Subsidiary to take any action which would, as applicable:

                        (A) in any manner authorize, create, designate, issue or
            sell (by reclassification or otherwise) any additional shares of any series of Designated Series C Preferred Stock (including any shares of treasury stock) or (x) rights, options, warrants or other securities convertible into or exercisable or exchangeable for, or
            (y) any debt security which by its terms is convertible into or exchangeable for, or (z) any agreement, instrument or contractual right, whether or not vested or immediately exercisable (including but not limited to phantom stock or stock appreciation rights) which entitles the holder thereof to receive any additional shares of any series of Designated Series C Preferred Stock; provided, however, that such affirmative consent or approval of the holders of a majority of the Designated Series C Preferred Stock is not necessary with respect to (1) securities issued as a stock dividend or upon any stock split or other subdivision or combination of shares of capital stock; and (2) the 1,483,285 shares of Series C-3 Preferred Stock to be issued pursuant to the Stock Purchase Agreements; or

                        (B) cause or authorize a Liquidity Event with respect to
            the Corporation or any Subsidiaries (as such term is applied mutatis mutandis to the Subsidiaries), where holders of different classes of Designated Preferred Stock will not receive the same type of consideration in exchange for their shares of each such class or series of Designated Preferred Stock.

            (d) CONVERSION.

                  (i) Upon the terms set forth in this Section 4.1(d), by
            surrender of a certificate or certificates representing the shares to be converted pursuant hereto,

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            each holder of each share of Designated Preferred Stock shall have the right, at such holder's option, at any time and from time to time, to convert all or any part of such shares held by it into the number of fully paid and nonassessable shares of Common Stock (per share of Designated Preferred Stock) equal to the quotient obtained by dividing (A) the Series A Preferred Preference Amount, Series A-1 Preferred Preference Amount, Series A-2 Preferred Preference Amount, Series B Preferred Preference Amount, Series B-1 Preferred Preference Amount, Series C Preferred Preference Amount, Series C-1 Preferred Preference Amount, Series C-2 Preferred Preference Amount or Series C-3 Preferred Preference Amount, as the case may be, by
            (B) the "Conversion Price" as last adjusted and then in effect for each such share (at any time, the "Conversion Rates"). As of the COL Closing Date, the initial "Conversion Price" per share at which shares of Common Stock shall be issuable upon conversion of shares of Designated Preferred Stock shall be the Conversion Cost, respectively; provided, however, that the Conversion Price in effect from time to time for each series of Designated Preferred Stock shall be subject to adjustment as provided in Section 4.1(e) below. The holder of any shares of Designated Preferred Stock may exercise the conversion right pursuant to this Section 4.1(d)(i) by delivering to the Corporation a certificate for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made or immediately prior to the consummation of a Qualified Public Offering as provided below, if applicable (the "Conversion Date").

                  (ii) Upon the terms set forth in this Section 4.1(d),
            immediately prior to the consummation of a Qualified Public Offering, each share of Designated Preferred Stock shall automatically be converted at the applicable Conversion Rate into fully paid and nonassessable shares of Common Stock.

                  (iii) As promptly as practicable after the conversion of any shares of Designated Preferred Stock into Common Stock under Sections 4.1(d)(i) or (ii) above, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in Section 4.1(d)(iv) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date, and the rights of the holder of the shares of Designated Preferred Stock so converted shall cease on such Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Designated Preferred Stock surrendered for conversion, the

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            Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Designated Preferred Stock representing the unconverted portion of the certificate so surrendered.

                  (iv) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Designated Preferred Stock. The number of full shares of Common Stock issuable upon conversion of the Designated Preferred Stock shall be computed on the basis of the aggregate number of shares of such Designated Preferred Stock to be converted. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any such shares, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (A) the price of one (1) share of Common Stock as determined in good faith by the Board and (B) such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

            (e) ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price for each series of Designated Preferred Stock shall be subject to adjustment from time to time after the COL Closing Date as follows:

                  (i) If the Corporation shall, at any time or from time to time after the COL Closing Date, issue or be deemed to have issued any shares of Common Stock, Common Stock Equivalents or options to purchase or rights to subscribe for Common Stock or Common Stock Equivalents, other than Excluded Stock, without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such securities ("Additional Shares"), then such Conversion Price as in effect immediately prior to each such issuance, shall forthwith be lowered to a price equal to the quotient obtained by dividing:

                        (A) an amount equal to the sum of (x) the total number
            of shares of Common Stock outstanding (determined on a Fully Diluted Basis) immediately prior to such issuance of Additional Shares, multiplied by the Conversion Price in effect immediately prior to such issuance of Additional Shares, and (y) the consideration received by the Corporation upon such issuance; by

                        (B) an amount equal to the sum of (x) the total number
            of shares of Common Stock outstanding (determined on a Fully Diluted Basis) immediately prior to such issuance of Additional Shares and
            (y) the total number of Additional Shares issued in such issuance.

                  (ii) For the purposes of any adjustment of a Conversion Price pursuant to Section 4.1(e)(i) above, the following provisions shall be applicable:

                        (A) In the case of the issuance of Common Stock for cash
            in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

                        (B) In the case of the issuance of Common Stock for
            consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board, irrespective of any accounting treatment.

                        (C) In the case of the issuance of options to purchase
            or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities except, in each case, with respect to Excluded Stock:

                        (1) the aggregate maximum number of shares of Common
                  Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A) and (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                        (2) the aggregate maximum number of shares of Common
                  Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (A) and (B) above);

                        (3) on any change in the number of shares or exercise
                  price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provisions thereof, the Conversion Prices shall forthwith be readjusted to such Conversion Prices as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change, or options or rights related to such securities not converted prior to such change, been made upon the basis of such change;

                        (4) on the expiration of any such options or rights, the
                  termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Prices shall forthwith be readjusted to such Conversion Prices as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof; and

                        (5) no further adjustment of the Conversion Prices
                  adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities.

                  (iii) If, at any time after the COL Closing Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Prices shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Designated Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                  (iv) If, at any time after the COL Closing Date , the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Prices shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Designated Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                  (v) In the event of any capital reorganization of the
            Corporation, any reclassification of the capital stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of Designated Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of capital stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Designated Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

                  (vi) No adjustment in any Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 in such Conversion Price; provided, that any adjustments not required to be made by virtue of this sentence shall be carried forward and taken into account in any subsequent adjustment. All calculations under paragraphs (i) through (v) above shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

                  (vii) In any case in which the provisions of this Section
            4.1(e) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (1) issuing to the holder of any share of Designated Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (2) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to paragraph
            (d) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and such cash.

                  (viii) Whenever a Conversion Price shall be adjusted as
            provided in this Section 4.1(e), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and such Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Designated Preferred Stock at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of paragraph (ix) below.

                  (ix) If the Corporation shall propose to take any action of the types described in Section 4.1(e)(v) above, the Corporation shall give notice to each holder of shares of Designated Preferred Stock, in the manner set forth in paragraph (viii) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Prices and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Designated Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                  (x) The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Designated Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Designated Preferred Stock.

                  (xi) Without duplication of any other adjustment provided for in this Section 4.1(e), at any time the Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, provision shall be made so that each holder of Designated Preferred Stock shall receive upon conversion thereof, in addition to the shares of Common Stock receivable thereupon, the number of securities of the Corporation which it would have received had its shares of Designated Preferred Stock been converted into shares of Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it pursuant to this paragraph during such period, subject to the sum of all other adjustments called for during such period under this Section 4.1 with respect to the rights of such holder of Designated Preferred Stock.

            (f) PREFERRED STOCK ACQUIRED BY THE CORPORATION. No share of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

            (g) DEFINITIONS.

      As used herein, the following terms shall have the following meanings:

                  (i) "Adjusted Cost" means (i) with respect to each share of
            Series A Preferred Stock, $6.8763 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (ii) with respect to each share of Series A-1 Preferred Stock, $8.2584 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (iii) with respect to each share of Series A-2 Preferred Stock, $3.3709 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (iv) with respect to each share of Series B Preferred Stock, $6.8763 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (v) with respect to each share of Series B-1 Preferred Stock, $8.2584 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (vi) with respect to each share of Series C Preferred Stock, $3.8322 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (vii) with respect to each share of Series C-1 Preferred Stock, $3.5380 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (viii) with respect to each share of Series C-2 Preferred Stock, $3.5380 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (ix) with respect to each share of Series C-3 Preferred Stock, $3.3709 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby).

                  (ii) "Affiliate" means, with respect to any Person, any (a)
            director, officer or stockholder holding 5% or more of the capital stock (on a Fully Diluted Basis) of such Person, (b) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a director, officer, or partner of such Person) or
            (c) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  (iii) "Alternative Liquidation Preference" means, with respect to any share of Designated Preferred Stock (other than Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock), an amount equal to (x) the Adjusted Cost of each such share, plus, subject to Section 4.1(a)(v), any and all dividends, if any, accrued or declared but unpaid thereon as provided in Section 4.1(a)(i) (including any Designated Preferred Dividends) multiplied by (y) (i) in the case of the Series A Preferred Stock and the Series A-2 Preferred Stock, 32%, (ii) in the case of the Series B Preferred Stock, 35% and (iii) in the case of the Series A-1 Preferred Stock and the Series B-1 Preferred Stock, 41%.

                  (iv) "Board" means the Board of Directors of the Corporation.

                  (v) "By-Laws" means the by-laws of the Corporation, as amended or supplemented from time to time.

                  (vi) "Cessation of Business" means that for a period of six
            (6) consecutive months, (i) neither the Corporation nor any Subsidiary thereof has transmitted automotive loan applications to lending institutions or other customers in the business of making automotive loans, purchasing retail installment sales contracts and/or lease agreements or (ii) neither the Corporation nor any

            Subsidiary thereof has generated revenues (as defined by generally accepted accounting principles, consistently applied) from the business of transmitting automotive loan applications to lending institutions or other customers engaged in the business of making automotive loans, purchasing retain installment sales contract and/or lease agreements.

                  (vii) "COL Closing Date" means the date the Corporation issues
            4,449,856 shares of Series A-2 Preferred Stock and 1,483,285 shares of Series C-3 Preferred Stock pursuant to the Stock Purchase Agreements.

                  (viii) "Common Stock Equivalents" means all shares of Common
            Stock and all shares of Common Stock issuable (without regard to any present restrictions on such issuance or conversion) upon the conversion, exchange or exercise of all shares of securities or other rights that are convertible, exchangeable or exercisable for Common Stock.

                  (ix) "Conversion Cost" means (i) with respect to each share of
            Series A Preferred Stock, $5.6800 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (ii) with respect to each share of Series A-1 Preferred Stock, $5.6800 as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (iii) with respect to each share of Series A-2 Preferred Stock, $10.2400 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (iv) with respect to each share of Series B Preferred Stock, $5.6800 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (v) with respect to each share of Series B-1 Preferred Stock, $5.6800 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (vi) with respect to each share of Series C Preferred Stock, $3.5380 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (vii) with respect to each share of Series C-1 Preferred Stock, $3.5380 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (viii) with respect to each share of Series C-2 Preferred Stock, $3.5380 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); and (ix) with respect to each share of Series C-3 Preferred Stock, $10.2400 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby).

                  (x) "Deemed A Accrual" means $1.2706 per share of Series A
            Preferred Stock.

                  (xi) "Deemed A-1 Accrual" means $0.9108 per share of Series
            A-1 Preferred Stock.

                  (xii) "Deemed B Accrual" means $1.2706 per share of Series B
            Preferred Stock.

                  (xiii) "Deemed B-1 Accrual" means $0.9108 per share of Series
            B-1 Preferred Stock.

                  (xiv) "Deemed C Accrual" means $0.3093 per share of Series C
            Preferred Stock.

                  (xv) "Deemed C-1 Accrual" means $0.1962 per share of Series
            C-1 Preferred Stock.

                  (xvi) "Deemed C-2 Accrual" means $0.0209 per share of Series
            C-2 Preferred Stock.

                  (xvii) "Designated Preferred Dividends" means (i) with respect to each share of Series A Preferred Stock and Series B Preferred Stock, $1.0921 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (ii) with respect to each share of Series A-1 Preferred Stock and Series B-1 Preferred Stock, $0.9402 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (iii) with respect to each share of Series C Preferred Stock, $0.3093 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (iv) with respect to each share of Series C-1 Preferred Stock, $0.1962 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); and (v) with respect to each share of Series C-2 Preferred Stock, $0.0209 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby).

                  (xviii) "Designated Preferred Stock" has the meaning set forth in Article 4 hereof.

                  (xix) "Excluded Stock" means:

                        (A) up to 1,632,625 shares (as adjusted for stock
            dividends, stock splits, and the like) of Common Stock issuable upon exercise of stock options (the issuance of which was duly approved by the Board) granted pursuant to the Stock Option Plan to officers, directors, employees and/or consultants of the Corporation or its Subsidiaries;

                        (B) shares of Common Stock issued upon conversion or
            exercise of shares of convertible or exercisable securities outstanding as of the COL Closing Date;

                        (C) shares of Common Stock issued pursuant to the
            exercise or conversion of options, warrants, notes or other rights to acquire securities of the Corporation outstanding as of the COL Closing Date;

                        (D) securities issued as a stock dividend or upon any
            stock split or other subdivision or combination of shares of capital stock; and

                        (E) the 4,449,856 shares of Series A-2 Preferred Stock
            to be issued pursuant to the Stock Purchase Agreements.

                        (F) the 1,483,285 shares of Series C-3 Preferred Stock
            to be issued pursuant to the Stock Purchase Agreements.

                  (xx) "Fully Diluted Basis" means assuming the conversion of all then-outstanding securities convertible into Common Stock, the exercise of all stock options then-issued or issuable for Common Stock pursuant to the Stock Option Plan, and the exercise of all then-outstanding options (other than pursuant to the Stock Option Plan to avoid duplication), warrants and other rights, if any, exercisable then or at any point in the future for Common Stock.

                  (xxi) "Liquidity Event" means (i) a sale of all or
            substantially all of the assets of the Corporation, (ii) the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction, (iii) the Cessation of Business, (iv) any merger or other business combination unless in any such case the Corporation's stockholders immediately prior to such transaction hold more than fifty (50%) percent of the equity of the surviving entity and the certificate of incorporation or other similar instrument provides for the preservation of substantially all of the relative rights and preferences of the Designated Preferred Stock or (v) any purchase or sale of capital stock or other securities of the Corporation as a result of which a stockholder of the Corporation as of the date hereof (or its Affiliates) shall hold immediately after such transaction more than fifty (50%) percent of the voting power of the Corporation's capital stock (whether by merger, consolidation or issuance, sale or transfer of the Corporation's capital stock).

                  (xxii) "Person" shall be construed in the broadest sense and shall include any natural person, company, limited liability company, partnership, joint venture, corporation, business trust, unincorporated organization, other entity or governmental entity.

                  (xxiii) "Qualified Public Offering" shall mean a public
            offering of the securities of the Corporation underwritten by a nationally recognized underwriter yielding (i) proceeds to the Corporation of not less than $20,000,000 (net of all underwriting discounts, commissions and expenses) and (ii) at a price per share valuation of not less than $10.6128 (as adjusted for stock dividends, stock splits, and the like).

                  (xxiv) "Registration Rights Agreement" means the Fourth
            Amended and Restated Registration Rights Agreement, dated as of the COL Closing Date, among the Corporation and the other parties thereto, as amended or supplemented form time to time.

                  (xxv) "Requisite Designated Preferred Stockholders" means, at any point in time, holders of shares of Designated Preferred Stock, holding, in the aggregate, more than seventy-five (75%) percent of the votes to which all holders of Designated Preferred Stock then-outstanding are entitled to vote pursuant to Section 4.1(c)(i);

                  (xxvi) "Securities Act" means the Securities Act of 1933, as amended, or any successor United States Federal statute, and the rules and regulations of the Securities Exchange Commission thereunder, all as the same shall be in effect from time to time.

                  (xxvii) "Series A Preferred Preference Amount" means (A)
            $8.0000 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby), plus (B) the quotient of (i) any and all accrued or declared and unpaid dividends (other than Designated Preferred Dividends) on each share of Series A Preferred Stock, divided by (ii) the Adjusted Cost of such share, plus (C) if a Trigger Event has occurred, the Deemed A Accrual.

                  (xxviii) "Series A-1 Preferred Preference Amount" means (A)
            $8.0000 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby), plus (B) the quotient of (i) any and all accrued or declared and unpaid dividends (other than Designated Preferred Dividends) on each share of Series A-1 Preferred Stock, divided by (ii) the Adjusted Cost of such share, plus (C) if a Trigger Event has occurred, the Deemed A-1 Accrual.

                  (xxix) "Series A-2 Preferred Preference Amount" means $10.2400
            (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby), plus the quotient of
            (i) any and all accrued or declared and unpaid dividends on each share of Series A-2 Preferred Stock, divided by (ii) the Adjusted Cost of such share.

                  (xxx) "Series B Preferred Preference Amount" means (A) $8.0000
            (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby), plus (B) the quotient of (i) any and all accrued or declared and unpaid dividends (other than Designated Preferred Dividends) on each share of Series B Preferred Stock, divided by (ii) the Adjusted Cost of such share, plus (C) if a Trigger Event has occurred, the Deemed B Accrual.

                  (xxxi) "Series B-1 Preferred Preference Amount" means (A)
            $8.0000 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby), plus (B) the quotient of (i) any and all accrued or declared and unpaid dividends (other than Designated Preferred Dividends) on each share of Series B-1 Preferred Stock, divided by (ii) the Adjusted Cost of such share, plus (C) if a Trigger Event has occurred, the Deemed B-1 Accrual.

                  (xxxii) "Series C Preferred Preference Amount" means(A)
            $3.8322 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby), plus (B) the quotient of (i) any and all accrued or declared and unpaid dividends (other than Designated Preferred Dividends) on each share of Series C Preferred Stock, divided by (ii) the Adjusted Cost of such share, plus (C) if a Trigger Event has occurred, the Deemed C Accrual.

                  (xxxiii) "Series C-1 Preferred Preference Amount" means (A)
            $3.5380 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby), plus (B) the quotient of (i) any and all accrued or declared and unpaid dividends (other than Designated Preferred Dividends) on each share of Series C-1 Preferred Stock, divided by (ii) the Adjusted Cost of such share, plus (C) if a Trigger Event has occurred, the Deemed C-1 Accrual.

                  (xxxiv) "Series C-2 Preferred Preference Amount" means (A)
            $3.5380 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby), plus (B) the quotient of (i) any and all accrued or declared and unpaid dividends (other than Designated Preferred Dividends) on each share of Series C-2 Preferred Stock, divided by (ii) the Adjusted Cost of such share, plus (C) if a Trigger Event has occurred, the Deemed C-2 Accrual.

                  (xxxv) "Series C-3 Preferred Preference Amount" means $10.2400
            (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby), plus the quotient of
            (i) any and all accrued or declared and unpaid dividends on each share of Series C-3 Preferred Stock, divided by (ii) the Adjusted Cost of such share.

                  (xxxvi) "Standard Liquidation Preference" means the Adjusted
            Cost of each such share, plus, subject to Section 4.1(a)(v), any and all dividends, if any, accrued or declared but unpaid thereon as provided in Section 4.1(a)(i) (including any Designated Preferred Dividends).

                  (xxxvii) "Stockholders' Agreement" means the Fourth Amended and Restated Stockholders' Agreement, dated as of the COL Closing Date, among the Corporation and the other parties thereto, as amended or supplemented from time to time.

                  (xxxviii) "Stock Option Plan" means the 2001 Stock Option Plan of the Corporation, as amended from time to time, or any other stock option plan duly adopted by the Corporation.

                  (xxxix) "Stock Purchase Agreements" means those certain Stock
            Purchase Agreements, dated as of January 30, 2003, by and among the respective parties thereto.

                  (xl) "Subsidiary" means with respect to any Person, a Person of which the owner or one or more of its Subsidiaries holds securities or other interests having the power to elect a majority of that Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies

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            of that Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred).

                  (xli) "Trigger Event" has the meaning set forth in Section
            4.1(a)(v).

                  (xlii) "Voting Cost" means (i) with respect to each share of
            Series A Preferred Stock, $8.0000 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (ii) with respect to each share of Series A-1 Preferred Stock, $8.0000 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (iii) with respect to each share of Series A-2 Preferred Stock, $10.2400 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (iv) with respect to each share of Series B Preferred Stock, $8.0000 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (v) with respect to each share of Series B-1 Preferred Stock, $8.0000 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (vi) with respect to each share of Series C Preferred Stock, $3.8322 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby); (vii) with respect to each share of Series C-1 Preferred Stock, $3.5380 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby), (viii) with respect to each share of Series C-2 Preferred Stock, $3.5380 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby) and (ix) with respect to each share of Series C-3 Preferred Stock, $10.2400 (as adjusted for stock splits, stock dividends and the like other than the reverse stock split effected hereby).

            4.2 COMMON STOCK.

      Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote. Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (i) the right to receive dividends, when, as and if declared by the Board out of assets legally available therefor and (ii) in the event of any distribution of assets upon a Liquidity Event or otherwise, the right to receive ratably and equally with the holders of the Designated Preferred Stock all the assets and funds of the Corporation remaining after the payment to the holders of shares of Preferred Stock of the specific amounts which they are entitled to receive, respectively, upon such Liquidity Event as herein provided.

                                   ARTICLE V

      Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation.

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

                                   ARTICLE VI

      For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that the number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the By-Laws of the Corporation and the Stockholders' Agreement. The election of directors of the Corporation need not be by ballot unless the By-Laws so require.

                                  ARTICLE VII

      In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, subject to Section 4.1(c)(ii)(F), the Board is expressly authorized to make, amend and repeal the By-Laws. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the By-Laws or by written consent of stockholders in accordance with the By-Laws.

                                  ARTICLE VIII

      To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

      Any amendment, repeal or modification of the foregoing provisions of this
Article VIII shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to, any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

                                   ARTICLE IX

      Pursuant to Section 122 of the General Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation in, or being offered an opportunity to participate in any business opportunities presented to an Investor Director (as defined in the Stockholders' Agreement) (i) in his or her capacity as an employee, officer or director of an Investor (as defined in the Stockholders' Agreement), (ii) through his or her relationship with any affiliate or business partner of such Investor (other than the Corporation), or
(iii) through his or her relationship with any other company in which such Investor has an equity or debt investment (other than the Corporation).

      This Article IX may not be amended, repealed, modified or rescinded, and the Corporation shall not amend, repeal, modify or rescind this Article IX, without the approval and

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

affirmative vote of each of the holders of Preferred Stock who designated and approved an, or has the right to approve an, Investor Director pursuant to the Stockholders' Agreement.

                                * * * * * * * * *

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